Exhibit 99.1

FOR IMMEDIATE RELEASE Dover, Delaware, January 24, 2019	For further information, call: Timothy R. Horne – Sr. Vice President-Finance (302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2018

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the fourth quarter and year ended December 31, 2018.

Our fall 2018 NASCAR event weekend, which consisted of a K&N Pro Series East event, an XFINITY Series event, and a Monster Energy Cup Series event, was held entirely in the fourth quarter of 2018. The 2017 fall race weekend was held from September 29 to October 1, 2017, therefore, the 2017 K&N Pro Series East event and the XFINITY Series event were held during the third quarter of 2017 and only the Monster Energy Cup Series event was held in the fourth quarter of 2017.

Revenues for the fourth quarter of 2018 were $20,751,000 compared to $18,305,000 in the fourth quarter of 2017. Operating and marketing expenses were $12,293,000 in the fourth quarter of 2018 compared to $10,125,000 in the fourth quarter of 2017. Both increases were primarily from the timing of the K&N and XFINITY Series races previously mentioned.

The overall results for our fall 2018 race weekend were comparable with last year. Higher broadcast and sponsorship revenue was offset by lower admissions revenue and higher purses.

General and administrative expenses were $1,758,000 in the fourth quarter of 2018 compared to $1,757,000 in the fourth quarter of 2017.

Depreciation expense in the fourth quarter of 2018 decreased to $789,000 from $1,059,000 in the fourth quarter of 2017. The fourth quarter of 2017 includes $186,000 of accelerated depreciation expense as a result of the Company’s decision to not complete certain improvements at our Dover facility.

Provision for contingent obligation was $292,000 during the fourth quarter of 2018 compared to $117,000 in the fourth quarter of 2017 primarily due to the use of a lower discount rate.

Earnings before income taxes for the fourth quarter of 2018 were $5,551,000 compared to $5,233,000 in the fourth quarter of 2017.

Income tax expense was $1,479,000 for the fourth quarter of 2018 compared to a benefit of $2,410,000 in the fourth quarter of 2017. The Tax Cuts and Jobs Act was signed into law in December 2017. The fourth quarter of 2017 and full-year 2017 results reflect the impact of the new tax law which resulted in an income tax benefit of $4,531,000, or $.13 per share, primarily from revaluing the Company’s net deferred tax liabilities to reflect the enacted 21% federal corporate rate.

Net earnings for the fourth quarter of 2018 were $4,072,000 or $.11 per diluted share compared to $7,643,000 or $.21 per diluted share for the fourth quarter of 2017. Net earnings, excluding the tax benefit from the Tax Cuts & Jobs Act, were $3,112,000 or $.08 per diluted share in the fourth quarter of 2017.

For the year ended December 31, 2018, total revenues were $47,016,000 compared to $46,742,000 in the prior year. The increase was from higher broadcasting revenue, partially offset by lower admissions revenue.

As previously reported, we closed on the sale of a parcel of land in Nashville during the first quarter of 2018 for net proceeds of approximately $5 million after closing costs, resulting in a gain of $2,512,000. Currently, 225 acres of our Nashville Speedway property are under option for a total purchase price of approximately $12.4 million. The Company continues to hold over 1,000 acres of prime commercial real estate. Gain on sale of land also includes a $99,000 loss on sale of the last parcel of land we own near Gateway International Raceway. The sale closed in January 2019.

Net earnings for the year ended December 31, 2018 were $6,889,000 or $.19 per diluted share compared to $8,426,000 or $.23 per diluted share for the year ended December 31, 2017. Net earnings for 2018, excluding the aforementioned land sales, were $4,981,000 or $.14 per diluted share. Net earnings for 2017, excluding the aforementioned tax benefit, were $3,895,000 or $.10 per diluted share.

The Company’s financial position continued to strengthen during 2018. There were no outstanding borrowings and almost $4 million of available cash at December 31, 2018 compared to borrowings of $3,240,000 at December 31, 2017. The Company funded $1.75 million towards its pension obligations in 2018. During the fourth quarter this year, the Company repurchased 96,846 shares of its common stock on the open market at an average price of $2.06 per share, not including nominal brokerage commissions. Total repurchases for the year were 308,928 shares. In December 2018 the Company paid annual cash dividends on both classes of common stock of $.08 per share. Due to the seasonal nature of our business, we will evaluate dividends annually.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenues:
Admissions	$2,841	$2,786	$5,694	$6,657
Event-related	3,127	2,564	8,410	8,303
Broadcasting	14,777	12,951	32,905	31,775
Other	6	4	7	7

	20,751	18,305	47,016	46,742
Expenses:
Operating and marketing	12,293	10,125	29,277	28,764
General and administrative	1,758	1,757	7,310	7,347
Depreciation	789	1,059	3,285	3,566
Costs to remove long-lived assets	—	—	—	286

	14,840	12,941	39,872	39,963

Gain on sale of land	—	—	2,413	—

Operating earnings	5,911	5,364	9,557	6,779
Interest income (expense), net	13	(19)	(62)	(169)
Provision for contingent obligation	(292)	(117)	(424)	(158)
Other (expense) income	(81)	5	(4)	85

Earnings before income taxes	5,551	5,233	9,067	6,537
Income tax (expense) benefit	(1,479)	2,410	(2,178)	1,889

Net earnings	$4,072	$7,643	$6,889	$8,426

Net earnings per common share:
Basic	$0.11	$0.21	$0.19	$0.23

Diluted	$0.11	$0.21	$0.19	$0.23

Weighted average shares outstanding:
Basic	36,027	36,206	36,130	36,275
Diluted	36,027	36,206	36,130	36,275

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP EARNINGS BEFORE INCOME TAXES

TO ADJUSTED EARNINGS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
GAAP earnings before income taxes	$5,551	$5,233	$9,067	$6,537
Gain on sale of land (1)	—	—	(2,413)	—

Adjusted earnings before income taxes	$5,551	$5,233	$6,654	$6,537

GAAP net earnings	$4,072	$7,643	$6,889	$8,426
Gain on sale of land, net of income taxes (1)	—	—	(1,908)	—
Federal income tax reform (2)	—	(4,531)	—	(4,531)

Adjusted net earnings	$4,072	$3,112	$4,981	$3,895

GAAP net earnings per common share—basic and diluted	$0.11	$0.21	$0.19	$0.23
Gain on sale of land, net of income taxes (1)	—	—	(0.05)	—
Federal income tax reform (2)	—	(0.13)	—	(0.13)

Adjusted net earnings per common share—basic and diluted	$0.11	$0.08	$0.14	$0.10

(1)	During the first quarter of 2018, we closed on the sale of a parcel of land at our Nashville Superspeedway facility resulting in a $2,512,000 gain on sale.

During the third quarter of 2018, we entered negotiations to sell a parcel of land we own near St. Louis, Missouri. We adjusted the book value of the land to reflect the expected sale price resulting in a $99,000 loss.

(2)	The passage of the Tax Cuts and Jobs Act in December 2017 lowered our future federal income tax rate to 21% requiring us to revalue net deferred federal tax liabilities.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per common share – basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned gain on sale of land, and federal income tax reform. Income taxes are based on our approximate statutory tax rates applicable to each of these items. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to earnings before income taxes, net earnings or net earnings per common share – basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$3,951	$1
Accounts receivable	676	476
Inventories	21	15
Prepaid expenses and other	1,055	1,119
Income taxes receivable	—	562
Assets held for sale	531	2,455

Total current assets	6,234	4,628
Property and equipment, net	48,137	51,000
Nashville Superspeedway facility	23,567	23,545
Other assets	1,015	1,107

Total assets	$78,953	$80,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$187	$61
Accrued liabilities	3,083	3,049
Payable to Dover Downs Gaming & Entertainment, Inc.	9	7
Income taxes payable	118	—
Contract liabilities	1,140	1,249

Total current liabilities	4,537	4,366
Revolving line of credit, net	—	3,240
Liability for pension benefits	773	2,819
Provision for contingent obligation	2,384	1,960
Deferred income taxes	8,371	8,673

Total liabilities	16,065	21,058

Stockholders’ equity:
Common stock	1,805	1,825
Class A common stock	1,851	1,851
Additional paid-in capital	101,416	101,844
Accumulated deficit	(38,826)	(42,858)
Accumulated other comprehensive loss	(3,358)	(3,440)

Total stockholders’ equity	62,888	59,222

Total liabilities and stockholders’ equity	$78,953	$80,280

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended December 31,
	2018	2017
Operating activities:
Net earnings	$6,889	$8,426
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	3,285	3,566
Amortization of credit facility fees	63	65
Stock-based compensation	302	364
Deferred income taxes	(966)	(4,286)
Provision for contingent obligation	424	158
Losses on equity investments	90	—
Gain on sale of land	(2,413)	—
Changes in assets and liabilities:
Accounts receivable	(200)	(57)
Inventories	(6)	2
Prepaid expenses and other	37	(97)
Accounts payable	66	(252)
Accrued liabilities	38	(3)
Payable to Dover Downs Gaming & Entertainment, Inc.	2	—
Income taxes payable/receivable	1,284	(699)
Contract liabilities	(109)	(106)
Liability for pension benefits	(1,835)	(1,248)

Net cash provided by operating activities	6,951	5,833

Investing activities:
Capital expenditures	(992)	(1,877)
Proceeds from sale of land, net	4,945	—
Purchases of equity investments	(124)	(176)
Proceeds from sale of equity investments	90	145

Net cash provided by (used in) investing activities	3,919	(1,908)

Financing activities:
Borrowings from revolving line of credit	12,260	25,680
Repayments on revolving line of credit	(15,500)	(26,280)
Dividends paid	(2,930)	(2,944)
Repurchase of common stock	(750)	(381)

Net cash used in financing activities	(6,920)	(3,925)

Net increase in cash	3,950	—
Cash, beginning of year	1	1

Cash, end of year	$3,951	$1